Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-265961) of Willamette Valley Vineyards (the “Company”), of our report dated March 26, 2024, relating to the financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Portland, Oregon

March 26, 2024